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                     December 23, 2022

       Oleg Grodnensky
       Chief Operating Officer
       Priveterra Acquisition Corp.
       300 SE 2nd Street, Suite 600
       Fort Lauderdale, FL 33301

                                                        Re: Priveterra
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 13,
2022
                                                            File No. 001-40021

       Dear Oleg Grodnensky:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              W. Soren Kreider IV